SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

                             September 26, 1997
                Date of Report (date of earliest event reported)


                           CHEUNG LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)

         Maryland                 000-14242               52-1256615
      (State or other          (Commission File         (IRS Employer
      jurisdiction of          Number)                  Identification
      Incorporation)                                    Number)


                           10220-I Old Columbia Road
                         Columbia, Maryland  21045-1705
                    (Address of principal executive offices)


                                 410-290-5390
              (Registrant's telephone number, including area code)


ITEM 5: Other Information

    A.   PMA-Supplement granted for APA cancer treatment system

    On September 26, 1997, Cheung Laboratories, Inc. (the "Company") announced that the FDA's Center for Devices and Radiological Health had granted premarket approval (PMA-Supplement) for a design change to the Company's Microfocus 1000 hyperthermia cancer treatment system to integrate patented technology using adaptive phase array targeting and nulling. The proprietary technology, developed by MIT, is expected to significantly improve the ability of the system to focus heat, which is used in conjunction with radiation in the treatment of cancer.

    B.   Link Joins Board of Directors

    On October 9, 1997 the Company announced the appointment of Dr. Max Link to its Board of Directors, filling a vacancy.

    Dr. Link, 57, has had an outstanding career in the pharmaceutical and biotechnology industries. From 1993 to 1994, he served as Chief Executive Officer of Corange, Ltd., a leading medical diagnostics company recently acquired by Hoffman-LaRoche for $11.5 billion. From 1971 to 1993, he held positions of increasing responsibility with Sandoz Pharma AG culminating with his appointment as Chairman in 1992.

    At present, Dr. Link serves on the Boards of Human Genome Sciences, which is engaged in research and development of novel proprietary pharmaceutical and diagnostic products based on the discovery and understanding of the medical utility of genes; Alexion Pharmaceuticals, a development stage company involved in the research and development of immunoregulatory compounds; Cell Therapeutics, which discovers, develops and commercializes small molecule drugs for the treatment of cancer and inflammatory and immune diseases; Access Pharmaceuticals, which provides drug delivery systems through the design of polymer drug complexes; Protein Design Laboratories, which develops human and humanized antibodies; Osiris Therapeutics, a company that develops products to regenerate connective tissues; Procept, Inc. and Cytrx Corp.


                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        CHEUNG LABORATORIES, INC.


   Dated: October 14, 1997       By \s\ Spencer J. Volk
                                    ----------------------------
                                 Name:  Spencer J.Volk
                                 Title: President and Chief Executive Officer